As filed with the Securities and Exchange Commission on November 9, 2012
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

MONTANA (State or other jurisdiction of incorporation or organization)	81-0519541 (I.R.S. employer identification no.)

49 Commons Loop, Kalispell, Montana (406) 756-4200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
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Glacier Bancorp, Inc. Nonemployee Service Provider Deferred Compensation Plan
(Full title of plans)
___________

Copies of communications to:

STEPHEN M. KLEIN, ESQ. Graham & Dunn P.C. Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 (206) 340-9648	MICHAEL J. BLODNICK Glacier Bancorp, Inc. President and CEO 49 Commons Loop Kalispell, Montana 59901 (406) 756-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller reporting Company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum Aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$2,000,000 (1)	—	$2,000,000	$272.80
Notes:
(1) Represents $2,000,000 of deferred compensation obligations to be offered under the Glacier Bancorp, Inc. Nonemployee Service Provider Deferred Compensation Plan (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

Item 2. Registrant Information and Employee Plan Annual Information.

(a) The documents constituting Part I of this registration statement on Form S-8 (this “Registration Statement”) will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Glacier Bancorp, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to LeeAnn Wardinsky at the address and telephone on the cover of this Registration Statement.

PART II.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the Registration Statement. In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prior to Registrant's filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(b)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Form 10-K referred to in (a) above.

(c)	The description of the Registrant's Common Stock contained in the Current Report on Form 8-K filed with the SEC on October 31, 2012.

Item 4. Description of Securities

This registration statement covers deferred compensation obligations (“DCOs”) that may be offered under the Plan. The following summary of the DCOs is qualified in its entirety by reference to the Plan.

The DCOs offered under the Plan represent unfunded obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer. The Plan is intended to allow nonemployee service providers of the Company or its affiliates as the Board of Directors may identify, to defer the payment of current compensation to future years for tax and financial planning purposes. Subject to the terms and conditions set forth in the Plan, each participant may elect to defer a portion of his compensation earned for services performed, and such deferred amounts are credited to the participant's account. Amounts deferred by a participant shall be credited to an account maintained in the name of the participant by the Company. If a participant account has a credit balance as of the end of any calendar year, the Company shall adjust the account to reflect a rate of return (either positive or negative) equal to 50% of return on average equity of common stock issued by the Company as of December 31 of such year, such adjustment shall be made by multiplying the 50% of return on average equity by the average daily balance in the account in the calendar year, and adjusting the credit balance by the product, accordingly.

The DCOs are payable in cash and generally will be paid in either a single lump-sum or in annual installments over five (5) years upon the participant's separation from service, or upon attaining the age of 65.

The obligation to pay the balance of each participant's account will at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company's general funds and are subject to the risk of corporate insolvency. The Company may, but is not required to, establish a trust in the event of a change in control of the Company. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan. A participant's right to the DCOs cannot be transferred, however, a participant can name a designated beneficiary to receive the unpaid balance of his or her account in the event of death.

Item 5. Interests of Named Experts and Counsel.

The validity of the DCOs is an obligation of the Company to make payments in accordance with the terms of the Plan, and will be passed upon by Graham & Dunn PC, Pier 70, 2801 Alaskan Way, Suite 300, Seattle, Washington 98121-1128.

Item 6. Indemnification of Directors and Officers.

Sections 451 through 459 of Title 35, Chapter 1 of the Montana Code and the Company's bylaws, taken together, provide that the Company shall indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer or employee of the Company or any predecessor to the Company, or is or was serving at the request of the Company or any predecessor to the Company as a director, officer, partner, trustee employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company may not, however, provide such indemnification on account of acts or omissions finally adjudged to be the receipt of an improper personal benefit or in connection with a proceeding by or in the right of the Company in which the person was adjudged liable to the Company. The indemnification provisions of the Montana Code and the Company's Bylaws include the right of an indemnitee to receive payment of any expenses incurred in connection with a proceeding in advance of the final disposition of the proceeding, consistent with applicable law. The Montana Code and the Company's Bylaws specify certain procedures and conditions that apply with respect to indemnification and the advancement of expenses.

Indemnification of any person, as described in the preceding paragraph, is mandatory to the extent that such person has been wholly successful on the merits or otherwise in defense of the subject action, suit or proceeding.

The indemnification rights described in the preceding paragraphs are not exclusive of other rights to which any person seeking indemnification may otherwise be entitled under current or future laws or by agreement with the Company.

The Company may also purchase and maintain insurance or make other financial arrangements on behalf of any present or past director or officer pursuant to which such person served in that capacity at the Company's request. Such insurance or other financial arrangements may cover liabilities asserted against or expenses incurred by, such person in any of the aforementioned capacities, regardless of whether the Company would have the authority to indemnify such person.

Besides indemnification, the Company's Articles of Incorporation contain a provision that limits the personal liability of the Company's directors and officers to the Company or its shareholders for monetary damages to the fullest extent permitted by the Montana Code.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

1)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

A.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on November 9, 2012.

GLACIER BANCORP, INC.
By: /s/ Michael J. Blodnick
Michael J. Blodnick
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Michael J. Blodnick and Ron J.Copher, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Power of Attorney has been signed by the following persons, in the capacities indicated, on November 9, 2012.

Signature	Title

/s/ Michael J. Blodnick Michael J. Blodnick	President, Director and CEO (Principal Executive Officer)
/s/ Ron J. Copher Ron J. Copher	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Everit A. Sliter Everit A. Sliter	Chairman of the Board of Directors
/s/ Sherry L. Cladouhos Sherry L. Cladouhos	Director
/s/ James M. English James M. English	Director
/s/ Allen J. Fetscher Allen J. Fetscher	Director
/s/ Annie M. Goodwin Annie M. Goodwin	Director
/s/ Dallas I. Herron Dallas I. Herron	Director
/s/ Craig A. Langel Craig A. Langel	Director
/s/ L. Peter Larson L. Peter Larson	Director
/s/ Douglas J. McBride Douglas J. McBride	Director
/s/ John W. Murdoch John W. Murdoch	Director

INDEX OF EXHIBITS

Exhibit Number	Description

5.1	Opinion of Graham & Dunn PC, Registrant's legal counsel, regarding legality of the DCO's being registered

23.1	Consent of Graham & Dunn PC (included in Exhibit 5.1)

23.2	Consent of BKD, LLP

24.1	Powers of Attorney (see the Signature Page)

99.1	Glacier Bancorp, Inc. Nonemployee Service Provider Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on October 31, 2012)